September 11, 1997


Board of Directors
Crossmann Communities, Inc.
9202 North Meridian Street, Suite 300
Indianapolis, Indiana 46260

Gentlemen and Ms. Holihen:

     We have acted as counsel to Crossmann Communities, Inc., an Indiana corporation (the Company ), in connection with the filing of a Registration Statement on Form S-2 Registration No. 333-33809 and a Registration Statement on Form S-2 filed pursuant to Rule 462(b) (collectively, the Registration Statement ) with the Securities and Exchange Commission (the Commission ) for the purposes of registering under the Securities Act of 1933, as amended (the Securities Act ), an aggregate of up to 2,788,750 Common Shares of the Company (the "Registered Shares") which are to be offered to the public. Of the Registered Shares, up to 1,813,750 may be issued by the Company, including the shares covered by the over-allotment option to be granted to the underwriters (the "Company Shares").

     In connection therewith, we have investigated those questions of law we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of those documents, corporate or other records, certificates and other papers that we deemed necessary to examine for the purpose of this opinion, including:

1. A copy of the Company s Articles of Incorporation, together with all amendments thereto, certified by the Secretary of State of the State of Indiana on September 10, 1997 to be a true and correct copy thereof;

2.          A  copy  of  the  Bylaws  of  the  Company,  as  amended  to date;

3. Resolutions relating to the offering of the Company Shares and the filing of the Registration Statement adopted by the Company s Board of Directors (the Resolutions ) on August 14, 1997 and September 11, 1997;

4.          A  specimen  certificate  representing  the  Shares;  and


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5.          The  Registration  Statement.

     We have also relied, without investigation as to the accuracy thereof, on other certificates of and oral and written communication from public officials and officers of the Company.

     For purposes of this opinion, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or photostatic copies;
(ii) that the Company Shares will be issued pursuant to the terms of the Registration Statement; (iii) that the Resolutions will not be amended, altered or superseded before the issuance of the Company Shares; and (iv) that no changes will occur in the applicable law or the pertinent facts before the issuance of the Company Shares.

     Based upon the foregoing and subject to the qualifications set forth in this letter, we are of the opinion that the Company Shares are validly authorized and, when (a) the pertinent provisions of the Securities Act and all relevant state securities laws have been complied with and (b) the Company Shares have been delivered against payment therefor as contemplated by the Registration Statement, the Company Shares will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Firm under the caption Legal Matters in the Prospectus included as a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations relating thereto.


     Very truly yours,


     /s/ ICE MILLER DONADIO AND RYAN